SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         October 6, 2003

BNS Co.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-5881	050113140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Enterprise Center, Suite 103, Middletown, Rhode Island 02842

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:         (401) 848-6300

(Former Name or Former Address, if Changed since Last Report)

Item 5.    Other Events

On October 6, 2003, the Board of Directors of BNS Co. (the “Company”) authorized Amendment No. 3 (“Amendment No. 3”) to the Rights Agreement (the “Rights Agreement”), dated as of February 13, 1998, as amended, between the Company and EquiServe Trust Company, N.A. (formerly BankBoston N.A.). Amendment No. 3, among other things, amends the definition of “Acquiring Person” to mean, subject to certain exceptions, (a) any person (other than an “Existing Person”) who, together with the affiliates of such person, is the beneficial owner of 4.99% or more of the shares of Common Stock of the Company then outstanding, and (b) any “Existing Person” who, together with all affiliates of such person, is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding. Amendment No. 3 defines an “Existing Person” to mean any person who, or together with the affiliates of such person, was as of the close of business on October 6, 2003 the owner of 4.99% or more of the outstanding shares of Common Stock of the Company on such date. Amendment No. 3 also provides that persons who acquire beneficial ownership of 4.99% or more of the then outstanding Common Stock of the Company from an Existing Person, subject to providing the Company with a specified notice, will also be an Existing Person for the purposes of the Rights Agreement. In addition, in the event that any Existing Person owned more than 20% of the outstanding Common Stock of the Company at the close of business on October 6, 2003, such person will be an “Exempt Person” and will be entitled to maintain his percentage ownership (as of October 6, 2003) under the Rights Agreement.

Amendment No. 3 also provides that in the event that a person inadvertently becomes an Acquiring Person by acquiring 4.99% or 20% (as applicable) of the then outstanding shares of Common Stock of the Company, the Company may require the person to reduce such person’s ownership of Common Stock within a specified period of time to fall below the applicable threshold in order to avoid being deemed an Acquiring Person.

The purpose of Amendment No. 3 is to protect any value in the Company’s existing net operating loss carry-forwards (NOL’s).

The above summary of the terms of Amendment No. 3 is qualified by the text of Amendment No. 3, a copy of which is filed herewith. The Company’s October 6, 2003 Press Release, containing additional information concerning the Company’s NOL’s and the purpose of Amendment No. 3, is also filed herewith.

Item 7.    Financial Statement and Exhibits

(c)	Exhibits

Exhibit Number	Title
99.1	Amendment No. 3, dated October 6, 2003 to the Rights Plan, dated as of February 13, 1998, as amended, between the Company and EquiServe Trust Company, N.A. (formerly BankBoston N.A.).

99.2	Company’s October 6, 2003 Press Release.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNS Co.

Date: October 7, 2003	By:	/s/ MICHAEL WARREN
Name: Michael Warren Title: President and Chief Executive Officer

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